FINRA Confirmation of Corporate Action - US China Channel Inc (USCC)

FROM: OTC Corporate Actions

TO: Andrew Chien

CC: Islandstocktransfer

Thursday, December 30, 2010 3:09 PM

The stock dividend payable in another company of US China Channel Inc (USCC) will be announced 12/30/2010 on our Daily List with the following announcement:

US China Chanel (The Company) will distribute to the shareholders of record on one to one (1:1) basis ; that is every outstanding share of USChina Channel will get one share distribution of China Bull Management Inc as a special dividend, or gift from the Company.

•         Shares are restricted and Will not be quoted Ex

•         Record Date : 12/31/2010

•         Payment Date : 01/03/2011

This corporate action will take effect at the open of business 12/31/2010.

Raj Jaghai

FINRA- Corporate Actions

9509 Key West Avenue

Rockville, MD 20850

Operations:  866.776.0800

Fax :  202.689.3533

otccorpactions@finra.org